Press Release

For Immediate Release

Exhibit 99.1

AEVEX Corp. Announces Financial Results for Third Quarter 2026

SOLANA BEACH, Calif., November 11, 2026 – AEVEX Corp. (NYSE: AVEX) (“AEVEX” or the Company) announced results today for the three months ended September 30, 2026 (“Third Quarter 2026”).

•	Total revenue of $189.7 million, up 56.5% from $121.2 million in Q3 2025

•	Net loss of $16.8 million compared to net income of $9.9 million in Q3 2025

•	Adjusted EBITDA* of $30.8 million compared to Adjusted EBITDA* of $17.8 million in Q3 2025

•	Completed the acquisition of BlackSea Technologies on September 8, 2026, establishing Maritime Systems as AEVEX’s third reportable segment

Raised Outlook for Full Year 2026

•	Total revenue of $820.0 million to $840.0 million, compared to our prior range of $700.0 million to $720.0 million

•	Adjusted EBITDA* of $128.0 million to $132.0 million, compared to prior range of $105.0 million to $111.5 million

*

See “Non-GAAP Financial Measures” below for an explanation of this measure. The Company is unable to provide a reconciliation for forward-looking outlook of Adjusted EBITDA to net income (loss), the most closely comparable GAAP measure without unreasonable effort, because certain material reconciling items cannot be estimated due to factors outside of the Company’s control and could have a material impact on the reported results. However, the Company estimates depreciation and amortization of approximately $30.0 million and net interest expense of approximately $13.0 million for the year ending December 31, 2026.

“AEVEX delivered strong third-quarter results with total revenue and Adjusted EBITDA growth, and related margin expansion,” said Roger Wells, Chief Executive Officer of AEVEX. “Beyond the success in our legacy business, we announced and closed on our first acquisition as a public company, with the purchase of BlackSea Technologies. This combination expands our capabilities across air, surface and subsea domains, strengthens our production infrastructure and is creating new opportunities to deliver collaborative, mission-focused solutions to a broader set of customers.”

“The strength of our third quarter performance, end market demand and the addition of BlackSea gives us the confidence to raise our full-year outlook. We look forward to continuing to advance the strategic priorities we outlined at the IPO earlier this year, as we are scaling production, broadening our mission and customer reach, investing ahead of the threat and building a differentiated multi-domain autonomous systems company.”

440 Stevens Ave. Ste 150 Solana Beach, CA 92075

aevex.com

Financial Results for Third Quarter 2026

Total revenues increased to $189.7 million from $121.2 million, or by $68.5 million, for the three months ended September 30, 2026, compared to the same period in 2025. The increase is primarily due to $59.3 million of higher revenues in our Airborne Systems Segment and $12.4 million of higher revenue in our Maritime Systems Segment driven from the recent acquisition of BlackSea. The increase is partially offset by $3.2 million of lower revenue in our Global Solutions Segment.

For the three months ended September 30, 2026, our net loss was $16.8 million with a net loss margin of 8.8% compared to a net income of $9.9 million with a net income margin of 8.2% for the three months ended September 30, 2025. The $26.7 million unfavorable change was primarily driven by a $41.7 million increase in provision for income tax and $21.1 million increase in selling, general and administrative expenses. These unfavorable impacts were partially offset by a $20.1 million increase in products gross profit, a $4.3 million increase in services gross profit, a $6.3 million increase in other income, net, and a $5.9 million decrease in interest expense.

For the three months ended September 30, 2026, Adjusted EBITDA was $30.8 million with Adjusted EBITDA margin of 16.2% compared to Adjusted EBITDA of $17.8 million with Adjusted EBITDA margin of 14.6% for the three months ended September 30, 2025. The increase in Adjusted EBITDA was primarily driven by an $18.2 million increase in Airborne Systems Adjusted EBITDA as a result of the increase in products revenue and decrease in research and development expense for UAS products and services, which was partially offset by the increase in cost of products revenue and the increase in selling, general and administrative expenses. In addition, the increase was also partially offset by a $2.9 million decrease in Global Solutions Adjusted EBITDA, primarily due to lower gross profit from aircraft modifications, higher selling, general, and administrative expenses, and higher unallocated corporate costs.

Segment Highlights

We measure the performance of our reportable segments based on total segment revenue and Segment Adjusted EBITDA. In connection with the acquisition of BlackSea Technologies, during the three months ended September 30, 2026, we reevaluated how we measure performance and allocate resources. As a result, we now operate three operating and reportable segments: Airborne Systems, Maritime Systems and Global Solutions. Prior period disclosures of segment information have been recast to be comparable to the current period disclosures. The following table presents total revenue by segment, Segment Adjusted EBITDA and Segment Adjusted EBITDA margin (in thousands):

	Three Months Ended September 30,		Change
	2026	2025	$	%
Airborne Systems
Segment revenue	$147,788	$88,463	$59,325	67.1%
Segment Adjusted EBITDA	$33,461	$15,253	$18,208	119.4%
Segment Adjusted EBITDA Margin	22.6%	17.2%
Maritime Systems
Segment revenue	$14,435	$1,996	$12,439	623.2%
Segment Adjusted EBITDA	$2,028	$318	$1,710	537.7%
Segment Adjusted EBITDA Margin	14.0%	15.9%
Global Solutions
Segment revenue	$27,474	$30,776	$(3,302)	(10.7)%
Segment Adjusted EBITDA	$1,495	$4,410	$(2,915)	(66.1)%
Segment Adjusted EBITDA Margin	5.4%	14.3%

Airborne Systems

Airborne Systems segment revenue increased to $147.8 million from $88.5 million, or by $59.3 million and 67.1%, for the three months ended September 30, 2026 compared to the three months ended September 30, 2025. The increase is primarily due to higher revenue from UAS products and support services.

Airborne Systems Adjusted EBITDA increased to $33.5 million from $15.3 million, or by $18.2 million, for the three months ended September 30, 2026 compared to the three months ended September 30, 2025. The increase is primarily due to the increase in products revenue and the decrease in research and development expense for UAS products and services discussed above, which is offset by the increase in cost of products revenue and the increase in selling, general and administrative expenses for incentive compensation expense and new employee-related costs discussed above.

Maritime Systems

Maritime Systems segment revenue increased to $14.4 million from $2.0 million, or by $12.4 million and 623.2%, for the three months ended September 30, 2026 compared to the three months ended September 30, 2025. The increase is primarily due to the acquisition of BlackSea on September 8, 2026.

Maritime Systems Adjusted EBITDA increased to $2.0 million from $0.3 million, or by $1.7 million, for the three months ended September 30, 2026 compared to the three months ended September 30, 2025. The increase is primarily due to the acquisition of BlackSea on September 8, 2026.

Global Solutions

Global Solutions segment revenue decreased to $27.5 million from $30.8 million, or by $3.3 million and 10.7%, for the three months ended September 30, 2026 compared to the three months ended September 30, 2025. The decrease is due to lower revenue primarily from aircraft modifications and testing products.

Global Solutions Adjusted EBITDA decreased to $1.5 million from $4.4 million, or by $2.9 million, for the three months ended September 30, 2026 compared to the three months ended September 30, 2025. The decrease is primarily due to lower gross profit from aircraft modifications and higher selling, general, and administrative expenses.

Business Outlook for the Full Year 2026

The demand environment for affordable, operationally proven autonomous systems remains compelling. Our customers are seeking platforms that can move quickly from development to scaled production and support increasingly collaborative air, surface and subsea missions. The growth and diversification of our core business, together with our funded backlog, total convertible contract ceiling, and expanding pipeline, reinforce our confidence in continued growth while reducing our reliance on any single program or theater.

For the full fiscal year 2026, the Company expects total revenue of between $820.0 million to $840.0 million, and Adjusted EBITDA* between $128.0 million and $132.0 million.

*

See “Non-GAAP Financial Measures” below for an explanation of this measure. The Company is unable to provide a reconciliation for forward-looking outlook of Adjusted EBITDA to net income (loss), the most closely comparable GAAP measure without unreasonable effort, because certain material reconciling items cannot be estimated due to factors outside of the Company’s control and could have a material impact on the reported results. However, the Company estimates depreciation and amortization of approximately $30.0 million and net interest expense of approximately $13.0 million for the year ending December 31, 2026.

The foregoing estimates, which are based on information as of November 11, 2026, are forward-looking and reflect management’s view of current and future market conditions, subject to certain risks and uncertainties, including certain assumptions with respect to our expectation that there will not be prolonged continuing resolutions, and that the general contracting and funding environment does not materially change. Investors are reminded that actual results may differ materially from these estimates and investors should review all risks related to achievement of the guidance reflected under “forward-looking statements” below and in the Company’s filings with the Securities and Exchange Commission (the “SEC”).

Investor/Analyst Conference Call

Management will host an earnings conference call Wednesday, November 11, 2026, reviewing the third quarter 2026 results, followed by a question and answer session. The call is scheduled to begin promptly at 5 pm Eastern Time. A live audio webcast and archived replay of the call will be available on the Events and Presentations section of the Company’s Investor Relations website at https://ir.aevex.com/events-and-presentations.

For more information, visit www.aevex.com.

About AEVEX

AEVEX Corp. (NYSE: AVEX) is a leading U.S. defense technology company delivering autonomous unmanned systems, AI-enabled mission software, and advanced ISR and electronic warfare solutions for national security customers. With vertically integrated engineering, rapid prototyping, and high-volume manufacturing across multiple U.S. locations, AEVEX provides affordable, front-line-ready capabilities designed for contested and GPS-denied environments. AEVEX’s mission is to strengthen deterrence, enhance warfighter effectiveness, and help ensure the United States maintains technological and industrial advantage in the era of autonomy.

Media Contact

Brian Manning

bmanning@aevex.com

Investor Relations Contact

Farand Pawlak

fpawlak@aevex.com

Forward-Looking Statements

This press release and related conference call contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release and related conference call are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Such forward-looking statements include, but are not limited to, statements regarding: the acquisition of BlackSea Technologies (the “Transaction”), now AEVEX Maritime Systems and its integration, expected synergies, integration and financial impact, Maritime Systems’ revenue, Adjusted EBITDA margin, funded and unfunded backlog and growth expectations, earnout targets, production capacity expansion plans, new product development, contract awards and their anticipated timing, including as a result of the continuing resolution, the expected conversion of awarded contract vehicles into funded backlog and revenue, our expectations regarding core revenue and revenue from the EUCOM AOR Deep Strike program, pipeline and proposal activity, defense spending and budget trends, multi-domain strategy and technology integration, our 2026 outlook, our expectations for 2027, backlog, total addressable market opportunity, growth and M&A strategy, and capital allocation priorities. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements.

These risks and uncertainties include, but are not limited to: the effect of the Transaction and the public announcement of the Transaction on BlackSea’s operations and its relationships with its suppliers, business partners, management and employees, including its ability to attract and retain key personnel; the Company’s ability to successfully integrate BlackSea and execute on the continued development of its programs following the closing of the Transaction; the Company’s failure to meet its financial outlook and other goals and expectations, including with respect to BlackSea; the effect of media reports and rumors on our reputation and the price of the Company’s Class A common stock; our reliance on a limited number of major customers for a substantial portion of our revenue; the potential for reductions, delays, or changes in U.S. and foreign government budgets, spending priorities, procurement processes, or military transformation initiatives; our dependence on government contracts; increasing competitive pressures in our industry, including the risk that we are not able to expand our customer base, achieve broad market acceptance, or compete effectively against larger or better-resourced competitors; the markets into which we sell our products and services decline or do not grow as expected; our efforts to expand into new markets or introduce new offerings do not succeed; our inability to manage increasing technological complexity, scale manufacturing capacity, achieve cost reductions or realize projected economies of scale; claims that our complex products and services may contain unknown defects or errors; the scarcity, unavailability, or increased cost of critical components or raw materials; violations of export controls, sanctions and other regulations; political, economic and regulatory instability in foreign markets; our dependence on senior management and key employees; challenges in recruiting and retaining highly skilled personnel in a competitive labor market; challenges developing, commercializing or achieving market acceptance for new products, services or enhancements, particularly those involving artificial intelligence; changes in tax laws, trade policies, tariffs, inflation, recession and other macroeconomic or market conditions; difficulties executing, integrating or realizing expected benefits from acquisitions, and exposure to unexpected liabilities from such transactions, including with respect to the Transaction; pandemics, public health crises and other events that could disrupt our business, supply chain or customer demand; technological failures, cybersecurity breaches or unauthorized access to our, our customers’ or our suppliers’ information and systems; failure to protect, defend or enforce our intellectual property and proprietary rights; dependence on our facilities; the Company’s ability to remediate the material weaknesses with respect to the Company’s internal control over financial reporting and disclosure controls and procedures; the Company’s ability to implement and maintain effective internal control over financial reporting in the future; our inability to generate sufficient cash to service all of our indebtedness; and the other factors set forth in our filings with the SEC.

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based on many detailed assumptions. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our prospectus filed with the SEC pursuant to Rule 424(b) on June 5, 2026, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, to be filed with the SEC. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this press release and related conference call in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this press release and related conference call are made only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

AEVEX CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except share and unit data)

	September 30, 2026	December 31, 2025
Assets
Current Assets:
Cash and cash equivalents	$78,643	$27,908
Accounts receivable, net	124,695	55,215
Contract assets	98,119	79,680
Inventories	20,610	4,134
Prepaid expenses and other current assets	35,301	23,479

Total current assets	357,368	190,416
Goodwill	600,144	292,328
Customer relationships and contracts, net	173,438	110,250
Other intangible assets, net	46,161	1,864
Property, plant and equipment, net	52,842	19,586
Operating lease right-of-use assets	22,215	7,697
Deferred income tax assets	26,959	—
Other assets	5,842	478
Asset held for sale	—	4,376

Total assets	$1,284,969	$626,995

Liabilities, Mezzanine Equity and (Deficit) Equity
Current Liabilities:
Accounts payable	$41,894	$23,700
Accrued expenses and other current liabilities	37,152	21,760
Deferred revenue	46,780	10,942
Current portion of long-term debt	4,375	2,720
Operating lease liabilities	5,654	3,426

Total current liabilities	135,855	62,548
Long-term debt, net of current portion	168,122	255,780
TRA liability	85,142	—
Operating lease liabilities, net of current portion	17,657	4,700
Series A preferred units derivative liability	—	19,999
Other liabilities	30	—

Total liabilities	406,806	343,027
Commitments and contingencies
Mezzanine Equity:
Series A preferred units, no par value, 120,000 units authorized, 100,000 units issued and outstanding as of December 31, 2025	—	80,371
Redeemable noncontrolling interests	871,630	—
Stockholders’/Members’ Equity:
Class A units, no par value; 88,532,824 units authorized, 88,532,824 units issued and outstanding as of December 31, 2025	—	199,016
Class A common stock, $0.0001 par value per share; 1,000,000,000 shares authorized, 69,197,606 shares issued and outstanding as of September 30, 2026	7	—
Class B common stock, $0.0001 par value per share; 200,000,000 shares authorized, 57,571,367 shares issued and outstanding as of September 30, 2026	5	—
Additional paid-in capital	160,962	—
Retained (deficit) earnings	(154,441)	—

Total stockholders’/members’ equity	6,533	199,016
Noncontrolling interest	—	4,581

Total equity	6,533	203,597

Total liabilities, mezzanine equity, and equity	$1,284,969	$626,995

AEVEX CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026		2025
Revenue:
Products	$148,107	$92,973	$508,619		$190,296
Services	41,590	28,262	99,562		85,331

Total revenue	189,697	121,235	608,181		275,627
Cost of revenue:
Products	103,566	68,509	374,043		151,384
Services	31,454	22,404	75,320		72,483

Total cost of revenue	135,020	90,913	449,363		223,867

Gross profit	54,677	30,322	158,818		51,760
Operating expenses:
Selling, general, and administrative	29,314	8,261	71,195		26,232
Research and development	7,205	6,351	16,181		23,035
Amortization of intangible assets	5,254	4,188	13,544		12,393
Change in contingent consideration	—	—	—		2,435

Total operating expenses	41,773	18,800	100,920		64,095

Income (loss) from operations	12,904	11,522	57,898		(12,335)
Other income (expense), net:
Interest expense	(2,659)	(8,573)	(13,180)		(24,130)
Interest income	1,603	142	2,815		486
Change in fair value of derivative liability	—	—	(5,695)		—
Other income, net	13,113	6,840	13,269		6,840

Total other income (expense), net	12,057	(1,591)	(2,791)		(16,804)

Income (loss) before income taxes	24,961	9,931	55,107		(29,139)
Provision for income taxes	41,722	40	44,176		122

Net (loss) income	(16,761)	9,891	10,931		(29,261)
Net income attributable to noncontrolling interest	76	2	224		23
Net income attributable to redeemable noncontrolling interests	7,021	—	11,311		$—

Net (loss) income attributable to AEVEX Corp.	$(23,858)	$9,889	$(604)		$(29,284)

Loss per share of Class A common stock:
Basic(1)	$(0.40)	$—	$(0.41	)(1)	$—
Diluted(1)	$(0.40)	$—	$(0.41	)(1)	$—
Weighted average shares of Class A common stock outstanding:
Basic(1)	59,652,151	—	56,577,349		—
Diluted(1)	59,652,151	—	56,577,349		—

(1)

Represents net loss per share of Class A common stock and weighted-average shares of Class A common stock outstanding for the period following the Organizational Transactions. Earnings (loss) per share is presented for the period after the Organizational Transactions, April 17, 2026 to September 30, 2026. All earnings and losses prior to the Organizational Transactions were entirely allocable to the redeemable noncontrolling interests. Refer to Note 14, Earnings per Share, in the accompanying notes for additional details.

AEVEX CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Nine Months Ended September 30,
	2026	2025
Operating activities
Net income (loss)	$10,931	$(29,261)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	17,886	16,027
Amortization of debt issuance costs	498	893
Noncash stock compensation expense	4,983	131
Change in contingent consideration	—	2,435
Deferred income taxes	44,176	100
Change in TRA liability	(10,790)	—
Noncash operating lease expense	2,827	2,313
Provision for inventory obsolescence	85	1,206
Change in fair value of derivative liability	5,695	—
Loss on debt extinguishment	919	—
Loss on sale of equipment	9	—
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	(62,779)	(48,382)
Contract assets	(3,431)	9,074
Inventories	(11,908)	6,311
Prepaid expenses and other current assets	(2,371)	(11,215)
Other assets	(429)	341
Accounts payable	11,569	7,972
Accrued expenses and other current liabilities	14,085	27,504
Deferred revenue	21,298	2,800
Operating lease liabilities	(2,480)	(2,309)

Net cash provided by (used in) operating activities	40,773	(14,060)

Investing activities
Acquisition of long-lived assets	—	(988)
Business acquisition, net of cash acquired	(240,313)	(2,077)
VIE deconsolidation	(205)	—
Proceeds from sale of property, plant and equipment	235	—
Purchases of property, plant and equipment	(6,187)	(6,252)

Net cash used in investing activities	(246,470)	(9,317)

Financing activities
Proceeds from Series A preferred units, net of issuance costs	15,317	—
Repurchase of Class A units	(1,048)	—
Distributions to members	(3,000)	—
Distributions to noncontrolling interest	(225)	(203)
Proceeds from issuance of Class B common stock	1,000	—
Proceeds from notes payable	173,120	—
Payments of debt issuance costs	(1,597)	(311)
Repayment of notes payable	(260,229)	(2,040)
Payment of debt extinguishment costs	(176)	—
Proceeds from IPO, net of underwriting discounts and commissions	345,920	—
Payments of offering costs	(12,253)	—
Proceeds from secondary offering, net of underwriting discounts and commissions	148,809	—
Purchase of Series B units	(148,809)	—
Proceeds from revolving credit facility	60,000	10,000
Repayment of revolving credit facility	(60,000)	—

Net cash provided by financing activities	256,829	7,446

Net increase (decrease) in cash, cash equivalents and restricted cash	51,132	(15,931)

AEVEX CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (Continued)

(In thousands)

Cash, cash equivalents and restricted cash:
Beginning of period	27,908	45,603

End of period(1)	$79,040	$29,672

Supplemental disclosures of cash flow information:
Cash paid for interest	$11,763	$23,025
Cash paid (refunded) for income taxes	1,385	(83)
Supplemental disclosures of noncash financing and investing activities:
Purchase of property, plant and equipment in accounts payable	$52	$78
Series A preferred units accretion	1,616	—
Deferred offering costs in accrued expenses	700	—
Equity issued in business combination	217,763	—
Equity issued in settlement of contingent consideration	—	61,650
Right-of-use assets obtained in exchange for new lease liabilities	9,278	915
Transfer of fixed assets to inventory	—	4,878

(1)	As of September 30, 2026, other assets included $0.4 million of restricted cash related to a standby letter of credit as security for a customer contract.

Non-GAAP Financial Measures

We use certain non-GAAP key performance indicators to evaluate our business operations, including Adjusted EBITDA, Adjusted EBITDA Margin and free cash flow.

The non-GAAP financial measures presented in this press release and related conference call are supplemental measures of our performance that we believe help investors understand our financial condition and operating results and assess our future prospects. We believe that presenting these non-GAAP financial measures, in addition to the corresponding GAAP financial measures, are important supplemental measures that exclude non-cash or other items that may not be indicative of or are unrelated to our core operating results and the overall health of our company. We believe that these non-GAAP financial measures provide investors with greater transparency to the information used by management for its operational decision-making. We further believe that providing this information assists our investors in understanding our operating performance and the methodology used by management to evaluate and measure such performance. When read in conjunction with our GAAP results, these non-GAAP financial measures provide a baseline for analyzing trends in our underlying businesses and can be used by management as a basis for financial, operational and planning decisions. Finally, these measures are often used by analysts and other interested parties to evaluate companies in our industry.

Management recognizes that these non-GAAP financial measures have limitations, including that they may be calculated differently by other companies or may be used under different circumstances or for different purposes, thereby affecting their comparability from company to company. In order to compensate for these and the other limitations discussed below, management does not consider these measures in isolation from or as alternatives to the comparable financial measures determined in accordance with GAAP. Readers should review the reconciliations below and should not rely on any single financial measure to evaluate our business. The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow.

Adjusted EBITDA and Adjusted EBITDA Margin

We define Adjusted EBITDA as net income (loss) before interest income and expense, income tax expense (benefit), depreciation and amortization expense, other income (expense), changes in the fair value of contingent consideration liabilities and derivative liabilities, noncash stock compensation expense, offering costs related to the IPO or Secondary Offering, asset impairments, business acquisition costs, restructuring costs, and gains or losses on debt extinguishments, as well as certain non-recurring items. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. We believe that Adjusted EBITDA and Adjusted EBITDA Margin are important metrics for management and investors as they remove the impact of items that we do not believe are indicative of our core operating results or the overall health of our company and allow for consistent comparison of our operating results over time and relative to our peers.

The following table presents a reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA Margin for the three and nine months ended September 30, 2026 and 2025 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net (loss) income	$(16,761)	$9,891	$10,931	$(29,261)
Interest expense	2,659	8,573	13,180	24,130
Interest income	(1,603)	(142)	(2,815)	(486)
Provision for income taxes	41,722	40	44,176	122
Depreciation and amortization	7,099	5,356	17,886	16,027
Other income, net	(13,113)	(6,840)	(13,269)	(6,840)
Change in contingent consideration	—	—	—	2,435
Change in fair value of derivative liability	—	—	5,695	—
Noncash stock compensation	3,134	—	4,865	—
IPO-related costs(1)	—	—	1,475	—
Secondary Offering related costs(2)	—	—	2,967	—
Business acquisition costs	7,445	—	9,713	—
Other(3)	200	877	533	1,896

Adjusted EBITDA	$30,782	$17,755	$95,337	$8,023

Total revenue	$189,697	$121,235	$608,181	$275,627
Net (loss) income margin	(8.8)%	8.2%	1.8%	(10.6)%
Adjusted EBITDA Margin	16.2%	14.6%	15.7%	2.9%

(1)	Represents non-recurring professional service fees related to the initial public offering and IPO readiness.
(2)	Represents non-recurring professional service fees related to the Secondary Offering.
(3)

Other for the three and nine months ended September 30, 2026 includes $0.2 million and $0.5 million, respectively, of process improvement costs. Other for the three and nine months ended September 30, 2025 primarily includes $0.7 million and $1.6 million, respectively, of legal fees related to the non-recurring Viking legal settlement.

Free Cash Flow

We consider free cash flow to be a useful, supplemental measure of our ability to generate cash on a normalized basis. We use free cash flow to supplement GAAP measures in evaluating our flexibility to allocate capital and pursue opportunities that may enhance shareholder value and the effectiveness of our strategies, to make budgeting decisions and to compare our performance against that of our peer companies, many of which present similar non-GAAP financial measures.

While expenditures and dispositions of property and equipment will fluctuate on a period-to-period basis, we seek to ensure that we have adequate capital on hand to maintain ongoing operations and enable growth of the business. Additionally, free cash flow is of limited usefulness in that it does not represent residual cash flows available for discretionary expenditures due to the fact the measures do not deduct the payments required for debt service and other contractual obligations or payments.

We define free cash flow as the sum of our net cash provided by (used in) operating activities less our capital expenditures. Our calculation of free cash flow may not be comparable to the calculation of similarly titled measures reported by other companies. The reconciliation between free cash flow and net cash provided by (used in) operating activities (the most comparable GAAP measure) for the periods presented is shown below (in thousands):

	Nine Months Ended September 30,
	2026	2025
Net cash provided by (used in) operating activities	$40,773	$(14,060)
Purchases of property, plant and equipment	(6,187)	(6,252)

Free cash flow	$34,586	$(20,312)

There can be no assurance that we will not modify the presentation of the previously presented non-GAAP financial measures in the future, and any such modification may be material. Non-GAAP financial measures have important limitations as analytical tools and you should not consider non-GAAP financial measures in isolation or as a substitute for analyses of our operating results or cash flows as reported under U.S. GAAP. Non-GAAP financial measures may be defined differently by other companies in our industry and may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.